                                                                   EXHIBIT 99.1



                   J.M. SMUCKER COMPANY ANNOUNCES 10% INCREASE
                            IN EPS FOR SECOND QUARTER

       CITES CONTINUED STRENGTH IN CORE BUSINESS SALES AND EARNINGS GROWTH

The J.M. Smucker Company, Orrville, Ohio (NYSE: SJM), announced today that sales for the second quarter ended October 31, 2001, were $172.8 million, up two percent from $169.8 million for the quarter ended October 31, 2000. Diluted earnings per share were $0.32, a 10 percent increase from $0.29 per share for the second quarter last year, excluding the impact of a nonrecurring charge of approximately $0.05 per share taken in the second quarter of last year.

Net earnings for the quarter increased five percent to $7.9 million, as compared to $7.5 million for the second quarter of last year, excluding the nonrecurring charge. Earnings before interest, taxes, depreciation and amortization (EBITDA) were up eight percent over last year, excluding the nonrecurring charge and EBITDA per share increased 11 percent to $0.89 from $0.80 for the prior year.

Richard Smucker, President and Co-CEO stated, "Despite current uneasy economic conditions, our balance sheet and cash position remain very strong. This is driven by the solid performance of our core businesses and the strength of our Smucker's brand. The addition of the Jif and Crisco brands, when that transaction closes next spring, will enhance our strengths and will be highly accretive to earnings, providing us with substantial cash flow as well as a platform for future growth."

SIX-MONTH RESULTS

Sales for the six-month period ended October 31, 2001, were also up two percent to $342.6 million, compared to $336.2 million for the six months ended October 31, 2000. Diluted earnings per share for the first six months were $0.66 per share, up three percent from $0.64 per share in the prior year, excluding the impact of the nonrecurring charge and changes in accounting in fiscal 2001. EBITDA per share increased 14 percent from $1.58 per share to $1.80 per share. Net earnings for the first six months of the fiscal year were $16.3 million, down slightly from $17.1 million for the same period last year, primarily as a result of higher interest costs associated with the $60 million in senior debt incurred to help fund the Company's repurchase of 4.3 million shares in August of 2000.

Richard Smucker continued, "Results for both the quarter and first six months of the year reflect our strong core business performance and growth. In addition, sales of our new Smucker's Uncrustables thaw-and-serve peanut butter and jelly sandwich have more than doubled this year, and we look forward to further growth as we expand its sales into other parts of the country."

BUSINESS LINE RESULTS

Sales in the domestic business segment were up two percent for the quarter over the prior year resulting from increased sales in the consumer, foodservice, and beverage business areas. Consumer area sales increased primarily in the grocery, club store, and mass retail channels. Sales of natural peanut butter, Goober peanut butter and jelly combination products, and sugar-free fruit spreads were the primary contributors to this increase. The Company's record share of market in the fruit spreads category continues to grow and consumer area sales were up over four percent for the first six months as compared to the same period last year.

Sales in the foodservice area were up 10 percent for the quarter, as sales and distribution of the Smucker's Uncrustables to schools and traditional foodservice customers continued to increase. These increases offset continued softness in traditional foodservice sales due to the weakening economy and sharp declines in travel and leisure following the incidents of September 11.

Sales in the beverage area were up three percent over the prior year due primarily to increased sales of R.W. Knudsen Family and Santa Cruz Organic products. Beverage sales year-to-date are up six percent over last year.

The industrial area of the domestic segment continued to be challenged during the quarter by price competition and soft sales with major customers. Sales for the quarter were down three percent from the prior year. During the second quarter, however, the Company completed its previously announced acquisition of the fruit and vegetable preparation businesses of International Flavors and Fragrances, Inc. (IFF). Although the acquisition did not have a material impact on the results for the quarter, the Company expects the IFF business to contribute sales and profits of approximately $10 million and $1 million, respectively, for the remainder of the year.

The strong U.S. dollar as compared to Australian and Brazilian currencies continues to negatively impact the international business segment. International sales were down $357,000 from the second quarter of last year. However, if exchange rates had remained consistent with last year, sales would have been approximately $1.8 million higher in the second quarter and nearly $3.5 million higher for the first six months.

Australian and Canadian sales were both down two percent from the prior year, also due to weakened exchange rates. However in local Australian currency, the business was up six percent, marking a sharp rebound from a soft first quarter. The Canadian business continued to increase its share of the fruit spreads market in Canada, and sales were up in the Company's Latin American, European, and Middle Eastern markets.

EXPENSES

With respect to cash flow and earnings, expenses for the quarter were within expectations, with selling, distribution, and administrative costs slightly positive. Raw material costs overall were essentially flat. Cost of products sold was negatively impacted by costs associated with expanding production capacity for Smucker's Uncrustables and by higher utility costs.

Marketing expenditures decreased from last year's level while administrative costs increased, primarily due to higher amortization charges associated with information systems implementations.

JIF & CRISCO TRANSACTION

The Company also commented on the status of its previously announced Jif and Crisco transaction with The Procter and Gamble Company, reporting that it had received approval from the U.S. antitrust authorities, clearing one of the regulatory steps required for completion of the merger. The Company indicated that plans for the merger of the Jif and Crisco businesses continue on schedule and announced that it would hold a special shareholders' meeting on March 1, 2002, to vote on the transaction. The record date for that meeting will be December 31, 2001. The Company hopes to mail proxy materials in the latter part of January 2002, and continues to anticipate a spring 2002 closing for the transaction.

"We are extremely pleased with the very favorable responses that we have received from shareholders, employees, and others regarding our announced plans to merge the Jif and Crisco brands into The J.M. Smucker Company," stated Tim Smucker, Chairman and Co-CEO. "We remain confident in the value and accretive nature of this transaction. The addition of these classic food brands is a natural and strategic fit within our company. The transaction will strengthen our ability to acquire other complementary leading food brands and will provide an opportunity for greater top- and bottom-line results, clearly enhancing shareholder value."

The J. M. Smucker Company (www.smuckers.com) was founded in 1897, when the Company's namesake and founder sold his first product--apple butter--from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. The Company has over 2,000 employees worldwide and distributes products in more than 70 countries.

This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, including uncertainties relating to the Company's operating performance, the cost of fruit and other ingredients and raw materials, the success of its marketing programs, the satisfaction of conditions precedent to the completion of the proposed transaction with The Procter & Gamble Company, and the successful integration of the Jif and Crisco businesses. These risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

                            THE J. M. SMUCKER COMPANY
                        STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)

                                                              Three Months Ended                  Six Months Ended
                                                                  October 31,                        October 31,
                                                         ------------------------------     ------------------------------
                                                             2001             2000             2001             2000
                                                         --------------    ------------     ------------    --------------
                                                                  (Dollars in thousands, except per share data)

Net sales                                               $    172,844      $    169,837      $    342,636      $    336,165
Cost of products sold                                        116,761           115,465           229,636           225,869
                                                        ------------      ------------      ------------      ------------
    Total                                                     56,083            54,372           113,000           110,296
Selling, distribution, and administrative expenses            41,307            40,660            82,992            80,518
Nonrecurring charge                                               --             2,152                --             2,152
                                                        ------------      ------------      ------------      ------------
    Total                                                     14,776            11,560            30,008            27,626
Other income (expense)
   Interest income                                               602               712             1,333             1,462
   Interest expense                                           (2,356)           (1,968)           (4,637)           (2,866)
   Other - net                                                  (130)             (150)              (63)             (349)
                                                        ------------      ------------      ------------      ------------
Income before income taxes and cumulative effect of
   change in accounting method                                12,892            10,154            26,641            25,873
Income taxes                                                   5,028             3,945            10,390            10,106
                                                        ------------      ------------      ------------      ------------
Income before cumulative effect of change in
   accounting method                                           7,864             6,209            16,251            15,767
Cumulative effect of change in accounting method                  --                --                --              (992)
                                                        ------------      ------------      ------------      ------------
Net income                                              $      7,864      $      6,209      $     16,251      $     14,775
                                                        ============      ============      ============      ============

Earnings per Common Share:
Income before cumulative effect of change in
accounting method                                       $       0.32      $       0.25      $       0.67      $       0.59
Cumulative effect of change in accounting method                  --                --                --             (0.04)
                                                        ------------      ------------      ------------      ------------
Net income per Common Share                             $       0.32      $       0.25      $       0.67      $       0.55
                                                        ============      ============      ============      ============

Earnings per Common Share - assuming dilution:
Income before cumulative effect of change in
accounting method                                       $       0.32      $       0.24      $       0.66      $       0.59
Cumulative effect of change in accounting method                  --                --                --             (0.04)
                                                        ------------      ------------      ------------      ------------
Net income per Common Share - assuming dilution         $       0.32      $       0.24      $       0.66      $       0.55
                                                        ============      ============      ============      ============

Dividends declared per share                            $       0.16      $       0.16      $       0.32      $       0.32
                                                        ============      ============      ============      ============
Common Shares outstanding                                 24,285,486        25,213,864        24,277,163        26,700,608
                                                        ============      ============      ============      ============
Common Shares outstanding - assuming dilution             24,721,355        25,403,573        24,622,897        26,821,991
                                                        ============      ============      ============      ============


                            The J. M. Smucker Company
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)



                                                  October 31,
                                             -----------------------
                                             2001             2000
                                             ----             ----
                                             (Dollars in thousands)
ASSETS
Current Assets:
    Cash and cash equivalents              $ 33,218         $  9,207
    Trade receivables                        60,627           64,416
    Inventories                             132,416          132,202
    Other current assets                     14,381           13,185
                                           --------         --------
         Total Current Assets               240,642          219,010

Property, Plant & Equipment, Net            171,086          170,905

Noncurrent Assets                            76,679           72,196
                                           --------         --------
         Total                             $488,407         $462,111
                                           ========         ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                       $ 34,111         $ 33,557
    Other current liabilities                44,918           37,199
                                           --------         --------
         Total Current Liabilities           79,029           70,756

Long-term Debt                              135,000          135,000
Other Noncurrent Liabilities                 21,021           19,180
Shareholders' Equity, Net                   253,357          237,175
                                           --------         --------
         Total                             $488,407         $462,111
                                           ========         ========